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                                                                      EXHIBIT 2
                                                                      ---------

                            STOCK PURCHASE AGREEMENT

                        N-VIRO INTERNATIONAL CORPORATION

         This Stock Purchase Agreement (the "Agreement") is made this 23rd day of September, 1997, by and between N-Viro International Corporation, a Delaware corporation ("Seller"), and Heartland Limited Partnership I, a Wisconsin limited partnership (the "Purchaser").

         In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

                                I. STOCK PURCHASE

         1.1 STOCK PURCHASE. Subject to the terms and conditions hereof and in reliance upon the representations and warranties contained herein, Seller will issue and sell to the Purchaser, and the Purchaser will purchase from Seller, 158,000 shares of common stock of Seller, $.01 par value per share (the "Shares"), for a purchase price of $1.75 per Share, for an aggregate purchase price for the Shares of $276,500.

         1.2 PAYMENT FOR AND DELIVERY OF THE SHARES. At the Closing, which shall be on September 22, 1997, or such other date as the parties may agree, Purchaser shall pay the $276,500 total purchase price for the Shares (the "Purchase Price") to Seller by wire transfer of immediately available funds to such account or accounts as Seller shall designate to Purchaser in writing at least two business days prior to the Closing Date, and Seller shall deposit with Federal Express for overnight delivery to Furnam Selz LLC, Attn: Andrew Tonge, 230 Park Avenue, 12th Floor, New York, NY 10169, the custodian for the Purchaser two days prior to Closing for release upon payment one or more certificates for the Shares duly registered in the name of Purchaser.

         1.3  RESTRICTIONS ON SHARES.

         Purchaser acknowledges and agrees that:

         (a) The offer and sale of the Shares has not been registered under the Securities Act of 1933 (the "Act"), any state securities laws or the laws of any foreign jurisdiction, but rather are being made privately by Seller pursuant to the exemption from registration provided by Rule 506 of Regulation D promulgated under the Act and applicable state law exemptions.


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         (b)  All stock certificates evidencing the Shares shall bear a restrictive legend in substantially the language set forth below.

         The shares represented by this Certificate have not been registered pursuant to the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. These shares may not be offered for sale, sold, or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act.

                 II. REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  KNOWLEDGE AND EXPERIENCE. Purchaser hereby represents, warrants and agrees that it is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Act by virtue of having assets in excess of $5,000,000 and not being formed for the purpose of acquiring the Shares.

                  INFORMATION PROVIDED RESPECTING SELLER. Purchaser has been supplied with information and materials concerning Seller consisting of its filings with the United States Securities and Exchange Commission during the past 18 months. Seller has provided Purchaser with the opportunity to discuss with and ask questions of Seller's representatives concerning Seller's business and business plan. Purchaser has had the opportunity to ask questions of and receive answers from management of Seller concerning the terms and conditions of this Agreement, and to obtain from Seller any additional information which Seller possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to such Purchaser.

                  SHARES ACQUIRED BY PURCHASER.

         Purchaser represents and warrants that:

         (a) Purchaser is acquiring the Shares for the Purchaser's own account and not for or on behalf of any other person;

         (b) The Shares have not been acquired with a view towards distribution or redistribution or with the intent to divide Purchaser's participation with others;

         (c) Purchaser will only resell the Shares pursuant to registration under the Act and the laws of any applicable states or pursuant to an available exemption from registration. The only registration rights which Purchaser has with respect to the Shares are set forth in the Registration Rights Agreement.


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              NON-DISCLOSURE. Purchaser has not distributed any written
materials furnished to Purchaser by Seller to anyone other than the Purchaser's professional advisors.

              KNOWLEDGE AND EXPERIENCE. Purchaser has such knowledge and experience in financial and business mattes in general to evaluate the merits and risks of the prospective investment and to make an informed investment decision.

              NO GOVERNMENTAL FINDINGS. Purchaser understands that no federal or state agency has made any finding or determination regarding the fairness of the Shares or any recommendation or endorsement concerning an investment in the Shares.

              ORGANIZATION. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own its properties and carry out its business as now being conducted.

              CAPACITY, AUTHORIZATION AND ENFORCEABILITY OF AGREEMENT. Purchaser has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

              PLACE OF BUSINESS. Purchaser's principal place of business is, and shall be at the time of delivery and acceptance of the Shares, the State of Wisconsin.

              SPECULATIVE INVESTMENT. Purchase recognizes the speculative nature of an investment in the Shares.

         2.11 NO PREPRESENTATIONS. Purchaser acknowledges and agrees that Seller has made no oral or written representations or warranties to Purchaser, either directly or indirectly, through its officers, directors, employees or agents, with respect to Seller or the Shares, other than those representations and warranties set forth herein. Purchaser further acknowledges and agrees that, in making its decision to execute this Agreement and purchase the Shares, Purchaser has not relied upon on any disclosures of Seller, its officers, directors, employees or agents, other than such disclosures as are set forth herein and in the SEC Reports (as hereinafter defined).

         III. REPRESENTATION, WARRANTIES AND COVENANTS OF SELLER

         Seller represents, warrants and agrees with Purchaser as follows:

         3.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own or lease all material property that it purports to own or lease and to carry on its business as now being


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conducted. Seller is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except to the extent that the failure to so qualify would not have a material adverse effect on the business or financial condition of Seller.

         3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Seller has heretofore furnished to Purchaser or its counsel a complete and correct copy of its Certificate of Incorporation, as amended, and the Bylaws, as amended, of Seller, as presently in effect.

         3.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of Seller consists of 45,000,000 shares of common stock $.01 par value of which 2,642,750 shares are issued and outstanding. There are 250,000 shares of Common Stock reserved for issuance upon exercise of stock options granted by Seller. Except for this Agreement and as described in Schedule 3.3 hereto, there are no options, warrants or other rights, agreements or commitments that do or may obligate Seller to issue any shares of its capital stock. The Shares, upon issuance on the terms and conditions specified herein, will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Upon delivery of the Shares, in consideration of the purchase price, the Purchaser will acquire valid and marketable title to the Shares free and clear of any encumbrances and restrictions except for the transfer restrictions described in Section 1.3 of this Agreement.

         3.4 CAPACITY, AUTHORIZATION AND ENFORCEABILITY OF AGREEMENT. Seller has the requisite corporate power and authority to enter into this Agreement, including the Registration of Rights Agreement, and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against the Seller in accordance with its terms. The Registration Rights Agreement has been duly authorized by Seller and, upon due execution and delivery by Seller of this Agreement, will constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

         3.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement and the attached Registration Rights Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or violate any law, regulation, court order, judgment or decree applicable to Seller or by which its property is bound or affected, or conflict with or result in any breach of or constitute a default (or any event which with or without notice or lapse of time or both could become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of any lien or encumbrance on any of the properties or assets of Seller pursuant to: (a) the Certificate of Incorporation or Bylaws of Seller or
(b) any material contract, instrument, permit, license or franchise to which Seller is a party or by which Seller or its property is bound or affected. Except for applicable requirements, if any, of the Securities Exchange Act of 1934 (the "Exchange Act"), the Employee Retirement


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Income Security Act of 1974, state securities laws ("Blue Sky Laws") and the
Nasdaq Stock Market, (i) Seller is not required to submit any notice, report or other filing with any governmental or regulatory authority, domestic or foreign, in connection with the execution, delivery or consummation of this Agreement, the Registration Rights Agreement and the transactions contemplated thereby; and
(ii) no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by Seller in connection with its execution or delivery of this Agreement, the Registration Rights Agreement or the consummation of the transactions intended hereby.

         3.6 FINANCIAL STATEMENTS; SEC REPORTS. Seller has previously furnished or will furnish to Purchaser prior to the Closing with true and complete copies of any registration statements filed pursuant to the Securities Act of 1933 since January 1, 1997 (the "Registration Statements"); and its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997, its definitive proxy statement for the 1997 Annual Meeting of Shareholders, any reports on Form 8-K, and any amendments to any of the foregoing, in each case as filed with or furnished to the SEC (collectively the "SEC Reports"). The financial statements and schedules contained in the SEC Reports and Registration Statements (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as specifically disclosed therein) and fairly present the information purported to be included therein. Except as set forth on
Schedule 3.6 attached hereto and made a part hereof, each such SEC Report was filed with or furnished to the SEC on a timely basis and, on the date of filing thereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. Subject to the matters referred to in that certain letter from the SEC to Seller dated August 22, 1997, a copy of which is attached hereto and made a part hereof, neither the SEC Reports or the Registration Statements, at the time they were filed with SEC, contained any untrue statement of a material fact or omitted to state material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.7 COMPLIANCE WITH LAW. Seller is in compliance in all material respects with all laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have a material adverse effect on the business or financial condition of Seller.

         3.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SEC Reports, Registration Statements, Schedule 3.8 attached hereto, or as contemplated by this Agreement, since January 1, 1997, there has not been:

         (a) any material adverse change in the business, assets, condition (financial or otherwise), operations or prospects of Seller;


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         (b)      any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the business or financial condition of Seller;

         (c) any issuance of capital stock or of rights to acquire capital stock or securities convertible into capital stock, or any agreements relating to such issuance, other than the issuance of Common Stock upon the exercise of stock options under the option plans of Seller;

         (d) any redemption, repurchase or other acquisition of Common Stock of Seller or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Common Stock, or any amendment to the Certificate of Incorporation or Bylaws or comparable documents of Seller.

         (e) any labor dispute, other than routine individual grievances that are not, singly or in the aggregate, material to the business, assets, condition (financial or otherwise), operations or prospects of Seller;

         (f) any entry into any material commitment or transaction including, without limitation, any borrowing, repayment of indebtedness, capital expenditure or business combination, other than in the ordinary course of business consistent with past practice or as contemplated by this Agreement;

         (g) any transfer of or rights granted under any material leases, licenses, agreements, patents, trademarks, trade names or copyrights other than those transferred or granted in the ordinary course of business;

         (h) any change by Seller in accounting principles or methods except insofar as may have been required by a change in generally accepted accounting principles;

         (i) any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

         (j) any pending or, to the knowledge of Seller, threatened litigation or investigation against Seller which individually or in the aggregate might result in any material adverse change in the business, assets, condition (financial or otherwise), operations or prospects of Seller.

         3.9 BROKERS AND FINDERS. Neither Seller nor any of its officers, directors, employees or agents acting on behalf of the Seller have employed any broker or finder, and none of the foregoing have incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement.


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         3.10  OFFERING. Subject to the accuracy of Purchaser's representations herein, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Act.

         3.11 USE OF PROCEEDS. The proceeds from the sale of the Shares to the Purchaser shall be used primarily to settle all remaining monetary obligations of Seller to Frank Manchak, Jr., under and pursuant to the terms of the Second Amendment to Settlement Agreement dated as of July 18, 1997, by and among Frank Manchak, Jr., Seller, N-Viro Energy Systems, Ltd., an Ohio limited partnership, N-Viro Energy Systems, Inc., an Ohio corporation, and American N-Viro Resources, Inc., an Ohio corporation.

         3.12 CONDUCT OF BUSINESS BY SELLER PENDING THE CLOSING. Prior to the Closing Date, unless Purchaser shall otherwise agree in writing or as otherwise contemplated by this Agreement:

         (i) Seller agrees to conduct its business only in the ordinary and usual course, and to ensure that the representations of Seller contained hereinabove shall at all times continue to be true.

         (ii) Seller shall use its best efforts to preserve intact the business organization of Seller, to keep available the services of its current officers and key employees, and to preserve the goodwill of those having a business relationship with Seller.

         3.13 ACCESS TO INFORMATION. Prior to the Closing Date, Seller will give Purchaser and its authorized representatives reasonable access during normal business hours to Seller's facilities and to its books and records and will cause its officers promptly to furnish Purchaser with such information with respect to the business and properties of Seller as Purchaser may from time to time reasonably request. Notwithstanding the foregoing, Seller may decline to furnish to Purchaser non-public information to the extent that Seller reasonably concludes that such information is proprietary or otherwise commercially sensitive.

                              IV. FURTHER COVENANTS

         4.1 REGISTRATION RIGHTS. On or before the Closing Date, Seller and Purchaser shall enter into a registration rights agreement substantially in the form of Exhibit B (the "Registration Rights Agreement").

         4.2 PUBLIC ANNOUNCEMENTS. Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.


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         4.3  BEST EFFORTS. Upon the terms and subject to the conditions hereof, and subject to fiduciary obligations under applicable law, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and shall use its best efforts to obtain all necessary registrations and filings, approvals and to effect all necessary registrations and filings, including without limitation filings under the Exchange Act and any Blue Sky Laws. The parties will comply with all applicable rules and regulations of any governmental authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                       V. CONDITIONS OF PURCHASE AND SALE

         5.1 PURCHASER'S CONDITIONS OF CLOSING. Purchaser's obligation to purchase the Shares at the Closing are subject to the fulfillment (or waiver by Purchaser) of the following conditions:

              5.1.1 AGREEMENTS AND CONDITIONS COMPLIED WITH. All the terms, agreements and conditions of this Agreement, including execution of the Registration Rights Agreement, to be complied with or performed or fulfilled by Seller at or prior to the Closing Date shall have been complied with, performed and fulfilled in all material respects.

              5.1.2 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties of Seller contained herein shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except insofar as any such representations or warranties relate solely to a particular date or period.

              5.1.3 CONSENTS AND FILINGS. All filings and registrations with, and notifications to, all federal, state, local and foreign authorities, required for consummation of the sale of Shares shall have been made by Seller, and all waivers, approvals, consents, licenses, permits and authorizations of all federal, state, local and foreign authorities required for consummation of the sale of the Shares shall have been received and shall be in full force and effect, except for such filings, registrations, notifications, approvals, licenses, permits and authorizations, the absence of which would not in the aggregate prevent the sale of the Shares from being consummated or having a material adverse effect on the business or financial condition of Seller.

              5.1.4 NO LITIGATION. There shall not have been any action taken nor threatened, or any statute, regulation, judgment, order or injunction enacted or entered, by or before any governmental or regulatory authority or any court, domestic or foreign, which questions the validity of this Agreement, the Registration Rights Agreement or the right of Seller to enter into any such agreement or to consummate the transactions herein contemplated or which would make the transactions herein contemplated illegal or which otherwise seeks to


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restrain the consummation of the transactions or the exercise by Purchaser of any rights appurtenant to the Shares or which seeks to obtain any damages as a result of the transaction from Purchaser or Seller, which damages, in the case of Seller, would have a material adverse effect on the business or financial condition of Seller taken as a whole.

         5.2 SELLER'S CONDITIONS TO CLOSING. Seller's obligation to sell and issue the Shares at the Closing is subject to the fulfillment (or waiver by Seller) as of the Closing Date of the following conditions:

                  5.2.1 AGREEMENTS AND CONDITIONS COMPLIED WITH. All the terms, agreements and conditions of this Agreement to be complied with or performed or fulfilled by Purchaser at or prior to the Closing Date shall have been complied with, performed and fulfilled in all material respects.

                  5.2.2 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects at and as of the Closing, except insofar as any such representations or warranties relate solely to a particular date or period.

                                VI. MISCELLANEOUS

         6.1 CAPTIONS AND HEADINGS. The Article and Section headings throughout this Agreement are for the convenience of reference only and shall in no way be deemed to define, limit or add to any provision of this Agreement.

         6.2 LEGAL FEES. Seller shall reimburse Purchaser for the fees of Purchaser's legal counsel, Quarles & Brady, incurred in connection with this transaction.

         6.3 ENTIRE AGREEMENT. This Agreement states the entire agreement and understanding of the parties and shall supersede all prior agreements and understandings. No amendment to this Agreement shall be made without the written approval of the parties.

         6.4 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, which shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         6.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.


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         6.6  BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement, their heirs, representatives, successors, agents, assigns, transferees, and all subsequent holders of the Shares purchased by the Purchaser.

         6.7 NOTICES. All notices, requests, demands, consents, and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when delivered or sent by certified mail, postage prepaid, with return receipt requested, addressed to the parties as follows: Seller at 3450 West Central Avenue, Suite 328, Toledo, Ohio 43606, with a copy to James
F. White, Jr., 1000 Jackson Street, Toledo, Ohio 43624; and to Purchaser at 790 North Milwaukee, Milwaukee, Wisconsin 53202, with a copy to Conrad G. Goodkind, Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Any party may change its address for purposes of this Section by giving written notice as provided herein.

         6.8 INDEMNIFICATION. Purchaser agrees to indemnify and hold harmless Seller and its officers, directors and persons who control Seller, from and against all damages, losses, costs and reasonable expenses (including attorneys' fees) which they may incur by reason of the failure of Purchaser to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by the Purchaser in this Agreement. Seller agrees to indemnify and hold harmless Purchaser and all its partners, officers and persons who control Purchaser from and against all damages, losses, costs and reasonable expenses (including attorneys' fees) which it may incur by reason of the failure of Seller to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by Seller in this Agreement or in any document provided by Seller to the Purchaser.

         6.9 SURVIVAL. The representations and warranties of the Purchaser and Seller shall survive the sale of the Shares pursuant to this Agreement.

         6.10 COUNTERPARTS. This Agreement may be executed in counterparts, which shall be deemed to constitute one and the same instrument.

                     VII. TERMINATION, AMENDMENT AND WAIVER

         7.1  TERMINATION. This Agreement shall continue until the earlier of
(a) the termination hereof by the mutual consent of Purchaser and Seller or (b) the close of business on September 25, 1997, in which case this Agreement shall terminate if the transactions contemplated herein have not yet been consummated.

         7.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 7.1, no party hereto shall have any liability or further obligation to any other party except as may result from a breach of this Agreement.


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         7.3  AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         7.4 WAIVER. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as set forth in an instrument in writing signed by such party.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                HEARTLAND LIMITED PARTNERSHIP I

                          By: Heartland Advisors, Inc., General Partner of Heartland Limited Partnership I, by William J. Nasgovitz, President

                                    /s/ William J. Nasgovitz, President
                                -------------------------------------------

                                N-VIRO INTERNATIONAL CORPORATION

                          By:        /s/  J. Patrick Nicholson
                                -------------------------------------------
                                J. Patrick Nicholson
                                President and Chief Executive Officer